Exhibit 10.28

Summary of Directors’ Compensation

                In the fiscal year ended December 31, 2004, Digirad Corporation (the “Company”) paid its directors $4,000 for attending in-person board meetings and $500 for attending board meetings telephonically.  In addition, the Company paid its directors $1,000 for attending in-person committee meetings and $500 for attending telephonic committee meetings.  Directors were also reimbursed for reasonable out-of-pocket expenses in connection with attending meetings of the board of directors and committees of the boards of directors.

                Pursuant to the Company’s 2004 Non-Employee Directors’ Stock Option Program, the Company’s non-employee directors who join the board of directors automatically receive grants of options to purchase 10,000 shares of the Company’s common stock, and the Company’s non-employee directors receive annual grants of 5,000 shares of the Company’s common stock.  The Company’s directors are also eligible to participate in the Company’s 2004 Stock Incentive Plan.